Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the transactions (the “Transactions”) described in note 1 (“Description of the transaction”) hereto.  Unless otherwise defined, capitalized terms have the meaning provided for in note 1.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2018, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2018 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on Wabtec’s historical consolidated financial statements and GE Transportation’s historical combined financial statements, as adjusted to give effect to the Transactions, including the Merger.

Accounting policies used in the preparation of the Pro Forma Statements are based on the audited consolidated financial statements of Wabtec for the year ended December 31, 2018. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Wabtec management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. See note 7 to the Pro Forma Statements. Certain historical GE Transportation and Wabtec financial statement caption amounts have been reclassified or combined to conform to Wabtec’s presentation and the disclosure requirements of the combined company. See note 6 to the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of Wabtec as of and for the year ended December 31, 2018, which are included in Wabtec’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2019, and the audited combined financial statements of GE Transportation as of and for the year ended December 31, 2018, which are included in Wabtec’s current report on Form 8-K filed with the SEC on April 30, 2019. GE Transportation’s historical financial statements have been presented on a “carve-out” basis from GE’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of GE Transportation and include allocations of corporate expenses from GE. These allocations reflect significant assumptions, and the financial statements do not fully reflect what GE Transportation’s financial position, results of operations or cash flows would have been had it been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of GE Transportation’s future results of operations, financial position or cash flows. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed combined financial information.

The unaudited Pro Forma Statements give effect to the Transactions as if they had occurred on January 1, 2018, for the purposes of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2018. The unaudited Pro Forma Statements give effect to the Transactions as if they had occurred on December 31, 2018, for the purposes of the unaudited pro forma condensed combined balance sheet. In the opinion of Wabtec’s management, these Pro Forma Statements include all material adjustments necessary to be in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”).

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Wabtec and GE Transportation. Actual amounts recorded upon consummation of the Transactions will differ from the Pro Forma Statements, and the differences may be material.

Westinghouse Air Brake Technologies Corporation
Pro Forma Condensed Combined Statements of Income (Unaudited)
For the Twelve Months Ended December 31, 2018

In millions, except per share data (In U.S. dollars unless otherwise indicated)	Wabtec Historical	GE Transporation Historical	Reclassification Adjustments (Note 6)	Pro Forma Adjustments	Notes		Pro Forma Combined Wabtec/GE Transportation
Sales of goods	$4,363.5	$2,513.1	$(220.5)	$(3.7)	7(a	)	$6,652.4
Sales of services	-	1,397.7	220.5	(190.3)	7(a	)	1,427.9
Net sales	4,363.5	3,910.8	-	(194.0)			8,080.3
Cost of goods sold	(3,129.7)	(2,026.4)	298.6	52.6	7(a), 7(d	)	(4,804.9)
Cost of services sold	-	(838.6)	(154.7)	(5.3)	7(a),7(d	)	(998.6)
Gross profit	1,233.9	1,045.8	143.9	(146.7)			2,276.9
Selling, general and administrative expenses	(633.2)	(525.7)	-	115.3	7(m	)	(1,043.6)
Engineering expenses	(87.5)	-	(97.8)	-			(185.3)
Amortization expense	(39.8)	-	(46.1)	(173.0)	7(e	)	(258.9)
Total operating expenses	(760.4)	(525.7)	(143.9)	(57.7)			(1,487.7)
Income from operations	473.4	520.1	-	(204.4)			789.1
Interest expense, net	(112.2)	-	(26.9)	(99.8)	7(j	)	(238.9)
Non-operating benefit costs	-	(10.0)	10.0	-			-
Other (expense) income, net	6.4	(1.4)	16.9	-			21.9
Income from operations before income taxes	367.6	508.7	-	(304.2)			572.1
Income tax expense	(75.9)	(113.0)	-	66.0	7(i	)	(122.9)
Net income	291.7	395.7	-	(238.2)			449.2
Less: Net income attributable to noncontrolling interest	3.2	(0.4)	-	-			2.8
Net income attributable to Wabtec shareholders	$294.9	$395.3	$-	$(238.2)			$452.0
Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$3.06	-	-	-			$2.37
Diluted
Net income attributable to Wabtec shareholders	$3.05	-	-	-			$2.37
Weighted average shares outstanding
Basic	95,994	-	-	$93.898	7(l	)	$189.892
Diluted	96,464	-	-	$93.898	7(l	)	$190.362

Westinghouse Air Brake Technologies Corporation
Pro Forma Condensed Combined Balance Sheet (Unaudited)
As of December 31, 2018

In millions (In U.S. dollars unless otherwise indicated)	Wabtec Historical	GE Transporation Historical	Reclassification Adjustment (Note 6)	Pro Forma Adjustments	Notes		Pro Forma Combined Wabtec/GE Transportation
Assets
Current Assets
Cash and cash equivalents	$580.9	$157.9	$-	$(563.9)	7(b	)	$174.9
Restricted cash	1,761.4	-	-	(1,761.4)	7(b	)	-
Accounts receivable	801.2	295.9	-	(10.4)			1,086.7
Unbilled accounts receivables	345.6	-	535.5	(339.3)	7(a	)	541.8
Contract and other deferred assets	-	535.5	(535.5)	-			-
Inventories	844.9	769.7	-	176.0	7(k	)	1,790.6
Other current assets	115.6	75.8	-	-			191.4
Total current assets	4,449.7	1,834.8	-	(2,499.0)			3,785.5
Property, plant and equipment	1,036.6	1,997.0	-	(815.8)	7(d	)	2,217.8
Accumulated depreciation	(472.8)	(1,087.8)	-	1,087.8	7(d	)	(472.8)
Property, plant and equipment, net	563.7	909.2	-	272.0	7(d	)	1,744.9
Other Assets
Goodwill	2,396.5	282.6	-	6,068.0	7(f	)	8,747.1
Other intangibles, net	1,129.9	261.6	-	3,018.4	7(e	)	4,409.9
Long-term contract and other deferred assets	-	346.4	(346.4)	-			-
Deferred income taxes	-	437.2	(437.2)	-			-
Other noncurrent assets	109.4	96.7	783.6	(663.7)	7(a),7(g	)	326.0
Total other assets	3,635.8	1,424.5	-	8,422.7			13,483.0
Total Assets	$8,649.2	$4,168.5	$-	$6,195.7			$19,013.4
Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$589.4	$891.9	$-	$(10.4)			$1,470.9
Customer deposits	373.5	-	335.2	-			708.7
Progress collections and other deferred income	-	335.2	(335.2)	-			-
Accrued compensation	173.2	-	151.9	-			325.1
Accrued warranty	135.6	-	49.9	-			185.5
Current portion of long-term debt	64.1	4.5	-	-			68.6
Other accrued liabilities	310.8	561.4	(201.8)	75.5	7(a),7(h	)	745.9
Total current liabilities	1,646.7	1,793.0	-	65.1			3,504.8
Long-term debt	3,792.8	-	-	629.5	7(c	)	4,422.3
Long-term progress collections and other deferred income	-	40.1	(40.1)	-			-
Reserve for postretirement and pension benefits	95.4	-	23.6	-			119.0
Deferred income taxes	198.3	163.9	-	(163.9)	7(g	)	198.3
Accrued warranty	18.1	-	32.4	-			50.5
Other long term liabilities	28.9	81.0	(15.9)	780.0	7(a),7(h	)	874.0
Total Liabilities	5,780.2	2,078.0	-	1,310.7			9,168.9
Equity
Preferred stock	-	-	-	-			-
Common stock	1.3	-	-	0.7	7(l	)	2.0
Additional paid-in capital	914.6	-	2,148.0	4,739.7	7(l	)	7,802.3
Net parent investment	-	2,148.0	(2,148.0)	-			-
Treasury stock	(816.1)	-	-	-			(816.1)
Retained earnings	3,022.0	-	-	-			3,022.0
Accumulated other comprehensive loss	(256.6)	(86.6)	-	86.6	7(l	)	(256.6)
Total Group shareholders’ equity	2,865.1	2,061.4	-	4,827.0			9,753.5
Noncontrolling Interest	3.9	29.1	-	58.0			91.0
Total Equity	2,869.1	2,090.6	-	4,885.0			9,844.7
Total Liabilities and Equity	$8,649.2	$4,168.5	$-	$6,195.7			$19,013.4

Westinghouse Air Brake Technologies Corporation
Notes to Pro Forma Statements (Unaudited)
(Expressed in U.S. dollars, unless otherwise indicated)

1.	Description of the transaction

General Electric Company (“GE”), Westinghouse Air Brake Technologies Corporation (“Wabtec”), Transportation Systems Holdings Inc. (“SpinCo”) and Wabtec US Rail Holdings, Inc. (“Merger Sub”), entered into an original Agreement and Plan of Merger (the “Original Merger Agreement” and, as subsequently amended, the “Merger Agreement”) on May 20, 2018, and GE, SpinCo, Wabtec and Wabtec US Rail, Inc. (the “Direct Sale Purchaser”) entered into the original Separation, Distribution and Sale Agreement (the “Original Separation Agreement” and, as subsequently amended, the “Separation Agreement”) on May 20, 2018, which together provided for the combination of Wabtec and the transportation business of GE (“GE Transportation”), which comprised GE’s worldwide business of sourcing, manufacturing, developing, providing and selling transportation products and services for the railroad, mining, marine, stationary power and drilling industries.  The Original Merger Agreement and Original Separation Agreement were each subsequently amended on January 25, 2019. In connection with the separation of GE Transportation from the remaining businesses of GE and its subsidiaries pursuant to the Separation Agreement (the “Separation”), GE conducted an internal reorganization (the “Internal Reorganization”). The Transactions contemplated by the Merger Agreement and the Separation Agreement were approved by the board of directors of Wabtec and the board of directors of GE.

In connection with the Transactions, certain assets of GE Transportation, including the equity interests of certain pre-Transaction subsidiaries of GE that composed part of GE Transportation, were sold (the “Direct Sale”) for a cash payment of $2.875 billion (the “Direct Sale Purchase Price”) to Direct Sale Purchaser and certain liabilities of GE Transportation were assigned to Direct Sale Purchaser, in each case, as described in the Separation Agreement.  Thereafter, GE transferred the business and operations of GE Transportation, other than those transferred in connection with the Direct Sale, (the “SpinCo Business”) to SpinCo and its subsidiaries (to the extent not already held by SpinCo and its subsidiaries), and SpinCo issued to GE shares of SpinCo Class A preferred stock, SpinCo Class B preferred stock, SpinCo Class C preferred stock and additional shares of SpinCo common stock in connection therewith. Following this issuance of additional SpinCo common stock to GE, and immediately prior to the distribution by GE of SpinCo’s common stock to GE stockholders by way of a pro rata dividend (the “Distribution”), GE owned 8,700,000,000 shares of SpinCo common stock, 15,000 shares of SpinCo Class A preferred stock, 10,000 shares of SpinCo Class B preferred stock and one share of SpinCo Class C preferred stock, which constituted all of the outstanding stock of SpinCo.

Following the Direct Sale, GE distributed the Distribution Shares of SpinCo in a spin-off transaction. Immediately after the Distribution, Merger Sub merged with and into SpinCo (the “Merger”), whereby the separate corporate existence of Merger Sub ceased and SpinCo continued as the surviving company and a wholly owned subsidiary of Wabtec (except with respect to shares of SpinCo Class A preferred stock held by GE). In the Merger, each share of SpinCo common stock was converted into the right to receive a number of shares of Wabtec common stock based on the common stock exchange ratio set forth in the Merger Agreement, and the share of SpinCo Class C preferred stock converted into the right to receive (a) 10,000 shares of Wabtec convertible preferred stock and (b) a number of shares of Wabtec common stock equal to 9.9% of the fully-diluted pro forma Wabtec shares. Immediately prior to the Merger, Wabtec paid $10.0 million in cash to GE in exchange for all the shares of SpinCo Class B preferred stock.

Immediately after the consummation of the Merger, approximately 49.2% of the outstanding shares of Wabtec common stock was held collectively by GE and holders of GE common stock as of the close of business on February 14, 2019 (with 9.9% held by GE directly in the form of shares of Wabtec common stock and 15% underlying the shares of Wabtec convertible preferred stock to be held by GE, which are convertible into Wabtec common stock) and approximately 50.8% of the outstanding shares of Wabtec common stock was held by pre-Merger Wabtec stockholders, in each case calculated on a fully-diluted, as-converted and as-exercised basis.

Following the Merger, GE also retained 15,000 shares of Class A non-voting preferred stock of SpinCo, and Wabtec held 10,000 shares of Class B non-voting preferred stock of SpinCo. The shares of Wabtec common stock and Wabtec convertible preferred stock held by GE are subject to GE’s obligations under the Shareholders Agreement, including, among other things, and in each case subject to certain exceptions, (i) restrictions on the ability to sell, transfer or otherwise divest such shares for a period of 30 days and (ii) an obligation to sell, transfer or otherwise divest (A) by no later than 120 days following the closing date of the Merger, GE’s (and its affiliates’) ownership of Wabtec common stock and/or Wabtec convertible preferred stock so that GE (together with its affiliates) beneficially owns not less than 14.9% and not more than 19.9% of the number of shares of Wabtec common stock that were outstanding immediately after the closing of the Merger, (B) by no later than one year following the closing date of the Merger, GE’s (and its affiliates’) ownership of Wabtec common stock and/or Wabtec convertible preferred stock so that GE (together with its affiliates) beneficially owns not more than 18.5% of the number of shares of Wabtec common stock that were outstanding immediately after the closing of the Merger, in each case of clauses (A) and (B) treating the Wabtec convertible preferred stock as the Wabtec common stock into which it is convertible both for purposes of determining the number of shares of Wabtec common stock owned and for purposes of determining the number of shares of Wabtec common stock outstanding and (C) by no later than the third anniversary of the closing date of the Merger, all of the subject shares that GE (together with its affiliates) beneficially owns, and (iii) an obligation to vote all of such shares of Wabtec common stock in the proportion required under the Shareholders Agreement.

The estimated total value of the consideration paid by Wabtec in the Transactions is approximately $10.3 billion, including the cash paid for the Direct Sales Assets, equity transferred for SpinCo, contingent consideration, assumed debt and net of cash acquired. The estimated consideration is based on the Company’s closing share price of $73.36 on February 22, 2019.  The value of the preliminary purchase price consideration could change when the Company has completed a detailed valuation of the contingent consideration and other necessary calculations.

2.	Basis of presentation

The Transactions have been accounted for as a business combination using the acquisition method in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, Wabtec has estimated the fair value of GE Transportation’s assets acquired and liabilities assumed and conformed the accounting policies of GE Transportation to its own accounting policies.

The pro forma purchase price allocation is preliminary and subject to change based on the finalization of purchase price adjustments and completion of Wabtec management’s assessment of the fair values of the assets and liabilities acquired. The final purchase price allocation will be determined when the Company has completed detailed valuations and necessary calculations. The final purchase price allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as backlog, customer relationships trade names and intellectual property as well as goodwill and (3) other changes to assets, liabilities and non-controlling interest. The final allocation could differ materially from the preliminary valuation used in the pro forma adjustments and included in Note 3 below.

Estimated remaining transaction costs for Wabtec and GE Transportation are reflected as an adjustment to cash and retained earnings in the unaudited pro forma condensed combined balance sheet. Estimated remaining transaction costs for Wabtec and GE Transportation have not been reflected in the unaudited pro forma condensed combined statement of income on the basis that these expenses are directly related to the Transactions but are nonrecurring in nature. Total estimated transaction costs for Wabtec and GE Transportation are approximately $150.0 million. Certain of GE Transportation’s transaction costs will be borne by GE.

3.	Preliminary purchase price allocation

The Transactions have been accounted for as a business combination in accordance with Financial Accounting Standards Board ASC 805, Business Combinations. Under the acquisition method of accounting, Wabtec allocated purchase price to the tangible and intangible net assets acquired pursuant to the Direct Sale and the Merger based on the preliminary estimated fair values as of the assumed date of the Merger.

Wabtec has performed a preliminary valuation analysis of the fair market value of GE Transportation’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the assumed date of the Merger (in millions):

Cash and cash equivalents	$0.0
Accounts receivable	481.7
Inventories	945.7
Other current assets	75.8
Property, plant and equipment	1,181.2
Goodwill	6,350.6
Trade names	50.0
Intellectual property	1,220.0
Backlog	1,480.0
Customer relationships	530.0
Other noncurrent assets	216.5
Total assets acquired	$12,531.5
Current liabilities	$(1,776.0)
Off-market contracts	(422.0)
Contingent consideration	(440.0)
Other noncurrent liabilities	(121.1)
Total liabilities assumed	(2,759.1)
Net assets acquired	$9,772.4
Noncontrolling interest acquired	$(87.1)

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Pro Forma Statements. The final purchase price allocation will be determined when Wabtec has completed detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, backlog, intellectual property, and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

4.	Financing transactions

Wabtec and the other Borrowers entered into the Credit Agreement on June 8, 2018, which includes (i) a $1.2 billion Revolving Credit Facility, (ii) a $350.0 million Refinancing Term Loan and (iii) a $400.0 million Delayed Draw Term Loan. Wabtec also obtained Bridge Commitments in respect of the Bridge Loan Facility in an amount not to exceed $2.5 billion. On September 14, 2018, in accordance with the Commitment Letter, the Bridge Commitments were permanently reduced to $0 in connection with Wabtec’s issuance of $500 million aggregate principal amount of its Floating Rate Senior Notes due 2021 (the “Floating Rate Notes”), $750 million aggregate principal amount of its 4.150% Senior Notes due 2024 (the “2024 Notes”) and $1.25 billion aggregate principal amount of its 4.700% Senior Notes due 2028 (the “2028 Notes,” and, together with the Floating Rate Notes and the 2024 Notes, the “New Wabtec Notes”). Wabtec used proceeds from the Delayed Draw Term Loan and the issuance of the New Wabtec Notes to pay the Direct Sale Purchase Price. Additionally, in the Merger, Wabtec issued common stock and convertible preferred stock valued (based on Wabtec’s closing stock price on the New York Stock Exchange (the “NYSE”) as of December February 25, 2019) at approximately $4.8 billion and $2.1 billion, respectively. The Wabtec convertible preferred stock is convertible into a number of shares of Wabtec common stock that constitutes 15% of the Wabtec common stock on a fully-diluted, as-converted, as-exercised basis. The Wabtec convertible preferred stock will automatically convert into the right to receive Wabtec common stock upon a transfer by GE to a third party but is not otherwise convertible.

5.	Tax benefits

As a result of the Transactions, Wabtec will be able to deduct for tax purposes the stepped-up basis of certain acquired assets including, but not limited to, property, plant and equipment, trade names, intellectual property, customer relationships, backlog and goodwill. Wabtec estimates the net present value of the gross tax benefits created in the Transactions to be approximately $1.1 billion, with the first $400 million on a net present value basis of cumulative cash benefits to be paid to GE and the remainder to accrue to Wabtec. The final amount and timing of when these tax benefits may be realized could differ materially from the preliminary estimate.

Deferred taxes have not been reflected in the Pro Forma Statements because based on currently available information there are no significant book to tax differences on the acquired assets and assumed liabilities.

6.	Reclassification adjustments

Certain reclassifications have been made to the historical presentation of GE Transportation to conform to the historical financial statement presentation of Wabtec. Specifically, Wabtec presents Engineering expense and Amortization expense as separate captions within the statement of income, while GE Transportation presents these expenses within the Cost of goods sold caption within the statement of income. Reclassification adjustments have been made to conform the GE Transportation presentation of these expenses to the Wabtec financial statement presentation.
Additionally, certain other GE Transportation income statement and balance sheet accounts have been reclassified to conform to Wabtec’s financial statement presentation. Reclassifications have also been made to the historical presentation of Wabtec to disclose the amount of revenue and costs related to goods and services.

These reclassification adjustments had no net impact on Income from operations, Income from operations before income tax, Net income, Net income attributable to Wabtec stockholders, Total current assets, Total assets, Total current liabilities, Total liabilities, Total group shareholders’ equity, or Total equity.

7.	Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Statements:

a.
Reflects adjustments to GE Transportation’s historical financial statements to conform to Wabtec’s revenue recognition policy for long term service contracts. Additionally, reflects a $75.3 million adjustment to revenue for off-market long term contracts. Other adjustments may be required to conform to Wabtec’s accounting policies, but they are not expected to be material.

b.	Represents the change in cash and cash equivalents and restricted cash resulting from the following adjustments directly related to the Transactions (in millions):

As of December 31, 2018
Additional new debt	$630.0
Deferred issuance costs on new debt	(0.5)
Direct Sale Purchase Price payment from restricted cash	(1,761.4)
Direct Sale Purchase Price payment from cash and cash equivalents	(1,113.6)
Additional Transaction costs paid at closing	(69.8)
Purchase of SpinCo Class B Preferred Stock	(10.0)
Pro forma decrease in cash and cash equivalents	$(2,325.3)

c.	Represents additional borrowings of $630.0 million, net of deferred issuance costs of $0.5 million, to finance the Direct Sale Purchase Price.
d.
Reflects the adjustment of $272.0 million to increase the basis in the acquired property, plant and equipment to estimated fair value and eliminates GE Transportation’s historical Accumulated depreciation of $1,087.8 million against property, plant and equipment. The estimated useful lives range from three to forty years. The fair value and useful life calculations are preliminary and subject to change after Wabtec finalizes its review of the specific types, nature, age, condition and location of GE Transportation’s property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense (in millions):

Year Ended December 31, 2018
Estimated depreciation expense	$131.7
Historical depreciation expense	(113.6)
Pro forma increase in depreciation expense	$18.1

For the year ended December 31, 2018, $12.8 million and $5.3 million of additional depreciation expense is included in Cost of goods sold and Cost of services sold, respectively. Additionally, for the year ended December 31, 2018 the adjustment with respect to Cost of goods sold also reflects the impact on Cost of goods sold in the amount of $65.4 million from the elimination of sales between Wabtec and GE Transportation, which are considered intercompany sales following the consummation of the Transactions.

e.
Reflects the adjustment of historical intangible assets acquired by Wabtec to their estimated fair values. As part of the preliminary valuation analysis, Wabtec identified intangible assets, including trade names, intellectual property, backlog and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of expected future cash flows related to these intangibles. The fair value and useful life calculations are preliminary and subject to change after Wabtec finalizes its review of the specific nature, detailed valuations and necessary calculations of the acquired intangibles from GE Transportation. The following table summarizes the estimated fair values of GE Transportation’s identifiable intangible assets, their estimated average useful lives and their amortization on a linear basis (in millions):

	Estimated Fair Value	Estimated Useful Life in Years	Amortization for Year Ended December 31, 2018
Trade names	$50.0	5	$10.0
Intellectual property	1,220.0	12	99.2
Backlog	1,480.0	17	86.9
Customer relationships	530.0	23	23.0
	$3,280.0		$219.1
Historical amortization expense			(46.1)
Pro forma increase in amortization expense			$173.0

f.	Reflects adjustment to remove GE Transportation’s historical goodwill of $282.6 million and record goodwill associated with the Transactions of $6,350.6 million as shown in Note 3.
g.	Reflects adjustment to eliminate GE Transportation’s historical deferred tax assets and deferred tax liabilities in the amount of $437.2 million and $163.9 million, respectively.
h.
Represents the estimated fair value of contingent consideration of $440.0 million related to payment of a fixed amount, $470.0 million, to GE which is directly related to the timing of tax benefits expected to be realized subsequent to the Transactions. $82.0 million of the total contingent consideration is classified in Other accrued liabilities and $358.0 million is classified in Other long term liabilities.

i.	Reflects the income tax effect of pro forma adjustments based on an estimated combined tax rate of 21.7% for the year ended December 31, 2018.
j.
Represents the net increase to interest expense resulting from interest on the new debt to finance the Direct Share Purchase Price and other interest adjustments directly related to the Transactions, as follows (in millions):

Year Ended December 31, 2018
Interest expense on new debt	$122.4
Elimination of interest expense on Bridge Commitments	(29.2)
Elimination of interest on retired GET debt	(4.8)
Accretion of contingent consideration	7.5
Amortization of new debt issuance costs	3.9
Pro forma adjustments to interest expense	$99.8

The effect of a 1/8 percent variance in the assumed interest rate related to the new debt would impact pro forma interest expense by approximately $3.9 million for the year ended December 31, 2018.

k.
Represents the estimated adjustment to step up GE Transportation’s inventory to a fair value of approximately $945.7 million, an increase of $176.0 million from the carrying value. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the consummation of the Transactions, the step-up in inventory fair value of $176.0 million will increase cost of sales over approximately 2-4 months as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of income because it does not have a continuing impact.

l.
Represents the elimination of the historical equity of GE Transportation and the issuance of 10,000 shares of Wabtec convertible preferred stock which will be convertible into 28.1 million shares of Wabtec common stock and the issuance of 65.8 million shares of Wabtec common stock as consideration in the Merger resulting in an immaterial adjustment to Preferred Stock and adjustments to Common stock and Additional paid-in capital of $0.7 million and $6,887.6 million, respectively. The shares of Wabtec common stock and Wabtec convertible preferred stock held by GE will be subject to GE’s obligations under the Shareholders Agreement.

m.	Represents the elimination of transaction costs of $115.3 million directly related to the Transactions which will not have a recurring impact on operations.